Exhibit 3.1

BioLineRx Ltd. Articles of Association of a Public Company In accordance with The Companies Law, 5759-1999 As of May 15, 2012 BioLineRx Ltd.

1.	Name of Company

The name of the Company is BioLineRx Ltd.

2.	Goals of the Company

The goal of the Company is to engage in any lawful business.

3.	Interpretation

3.1	Any statement in the singular shall also include the plural and vice versa; any statement in the masculine shall also include the feminine and vice versa.

3.2
Except insofar as these Articles include special definitions of certain terms, any word and expression in these Articles shall have the meaning attributed thereto in the Companies Law, 5759-1999 (in these Articles – “the Companies Law,”) unless this contradicts the written matter or the content thereof.

3.3
To prevent doubt it is clarified that regarding matters regulated in the Companies Law in such manner that the arrangements in these matters may be conditioned in the Articles, and in cases in which these Articles do not include different provisions from those in the Companies Law, the provisions of the Companies Law shall apply.

3.4	It is hereby clarified that the provisions of the Articles of Association of the Company as detailed below are subject to the provisions of the Companies Law, the Securities Law, and any law.

4.	The Share Capital of the Company and the Rights Attached to Shares

4.1	The registered capital of the Company is NIS 7,500,000, divided into 750,000,000 ordinary shares with a nominal value of NIS 0.01 each.

4.2	The ordinary shares shall entitle their owners to –

4.2.1
An equal right to participate in and vote at the general meetings of the Company, whether ordinary meetings or extraordinary meetings. Each of the shares in the Company shall entitle its owner present at the meeting and participating in the vote in person, by proxy, or by means of a letter of voting, to one vote;

4.2.2
An equal right to participate in the distribution of dividends, whether in cash or in benefit shares, in the distribution of assets, or in any other distribution, according to the proportionate nominal value of the shares held thereby;

4.2.3	An equal right to participate in the distribution of the surplus assets of the Company in the event of its liquidation in accordance with the proportionate nominal value of the shares held thereby.

4.3
The Board of Directors is entitled to issue shares and other convertible securities or securities that may be realized as shares up to the limit of the Company’s registered capital. For the purpose of calculating the limit of the registered capital, convertible securities or securities that may be realized as shares shall be considered to have been converted or realized as of their date of issue.

5.	Limited Liability

The liability of the shareholders for the Company’s debts shall be limited to the full amount (nominal value with the addition of premium) they shall be required to pay the Company for the shares and which they have not yet paid.

6.	Joint Shares and Share Certificates

6.1
The owner of a share registered in the registry of shareholders is entitled to receive from the Company, without payment and within a period of three months following the allocation or the registration of transfer, one share certificate stamped with the Company’s stamp regarding all the shares registered in his name, which certificate shall detail the number of shares. In the event of a jointly owned share, the Company shall issue one share certificate for all the joint owners of the share, and the delivery of such a certificate to one of the partners shall be considered delivery to them all.

Each share certificate shall bear the signature of at least one director, the Chief Executive Officer or the Chief Financial and Operating Officer, together with the Company stamp or its printed name.

6.2	A share certificate that has been defaced, destroyed, or lost may be renewed on the basis of such proof and guarantees as shall be required by the Company from time to time.

7.	The Company’s Reliefs relating to Shares that Have Not Been Fully Paid

7.1
If any or all of the remuneration the shareholder undertook to pay the Company in return for his shares has not been paid by such date and on such conditions as established in the conditions for the allocation of his shares and/or in the payment request as stated in section 7.2 below, the Company is entitled, by way of a decision of the Board of Directors, to forfeit the shares whose remuneration has not been fully paid. The forfeiture of shares shall take place provided that the Company has sent the shareholder written warning of its intention to forfeit the shares after at least 7 days from the date of receipt of the warning, insofar as payment shall not be made during the period determined in the letter of warning.

The Board of Directors is entitled, at any time prior to the date on which the forfeited share is sold, reallocated, or otherwise transferred, to nullify the forfeiture on such conditions as it shall see fit.

The forfeited shares shall be held by the Company as retired shares or shall be sold to another.

7.2
If, in accordance with the conditions of allocation of the shares, there is no fixed date for the payment of any part of the price to be paid on account thereof, the Board of Directors is entitled, from time to time, to present payment requests to the shareholders on account of monies not yet removed for the shares they hold, and each shareholder shall be obliged to pay the Company the amount requested on the date determined as stated, provided that he shall receive prior notice of 14 days of the date and place of payment (hereinafter – “the Payment Request.”) The notification shall specify that non-payment by or before the determined date and in the specified place may lead to the forfeiture of the shares regarding which payment is requested. A Payment Request may be nullified or postponed to another date, all as shall be decided by the Board of Directors.

7.3
Unless otherwise determined in the conditions of allocations of the shares, a shareholder shall not be entitled to receive a dividend or to exercise any right as a shareholder on account of shares that have not yet been fully paid.

7.4	Persons who are the joint owners of a share shall be liable jointly and severally for payment of the amounts due to the Company on account of the share.

7.5	The content of this section shall not derogate from any other relief of the Company vis-à-vis a shareholder who fails to pay his debt to the Company on account of his shares.

8.	Transfer of Shares

8.1	The Company’s shares are transferable.

8.2	The transfer of shares must be made in writing, and it shall be recorded only if –

8.2.1
A proper certificate for the transfer of shares, together with the certificates of the share intended for transfer, if such were issued, is delivered to the Company at its registered office. The certificate of transfer shall be signed by the transferor and by a witness confirming the signature of the transferor. In the event of the transfer of shares that are not fully paid as of the date of transfer, the certificate of transfer shall also be signed by the recipient of the share and by a witness testifying to the signature of the recipient; or

8.2.2	A court order for the amendment of the registration shall be delivered to the Company; or

8.2.3	It shall be proved to the Company that lawful conditions pertain for the transfer of the right to the share.

8.3
The transfer of shares that have not been fully paid requires the authorization of the Board of Directors, which is entitled to refuse to grant its authorization at its absolute discretion and without stating grounds therefore.

8.4	The recipient of the transfer shall be considered the shareholder regarding the transferred shares from the moment of the registration of his name in the registry of shareholders.

9.	Changes in Capital

9.1
The general meeting is entitled to increase the Company’s registered share capital by creating new shares of an existing type or a new type, all as shall be determined in the decision of the general meeting.

9.2
The general meeting is entitled to nullify registered share capital that has not yet been allocated, provided that there is no commitment, including a conditioned commitment, by the Company to allocate the shares.

9.3	The general meeting shall be entitled, subject to the provisions of any law:

9.3.1	To unify and redivide its share capital, or any part thereof, into shares of a nominal value greater than the nominal value of the existing shares.

9.3.2	To divide, by way of the redivision of any or all of the existing shares, its share capital into shares of a nominal value smaller than the nominal value of the existing shares.

9.3.3
To reduce its share capital and any reserved fund for the repayment of capital in such manner and on such conditions and with the receipt of such authorization as shall be required by the Companies Law.

10.	Changes in the Rights of Share Types

10.1
Unless otherwise stated in the conditions of issue of the shares, and subject to the provisions of any law, the rights of any share type may be changed following a decision of the Company’s Board of Directors, and with the authorization of the general meeting of shareholders of that type, or with the written consent of all the shareholders of that type. The provisions of the Company’s Articles of Association regarding general meetings shall apply, mutatis mutandis, to a general meeting of type shareholders.

10.2
The rights granted to the holders of shares of a specific type issued with special rights shall not be considered to have been changed by virtue of the creation or issue of additional shares of equal grade, unless otherwise conditioned in the conditions of issue of the said shares.

11.	General Meetings

11.1	Company decisions on the following matters shall be taken at the general meeting –

11.1.1	Changes to the Articles;

11.1.2	Exercising the authorities of the Board of Directors in the event that the Board of Directors is unable to perform its function;

11.1.3	Appointment of the auditing accountant of the Company and the cessation of employment thereof;

11.1.4	Appointment of directors, including external directors;

11.1.5	Authorization of actions and transactions requiring the authorization of the general meeting in accordance with the provisions of the Companies Law and any other law;

11.1.6	Increasing and decreasing the registered share capital;

11.1.7	Merger as defined in the Companies Law.

11.2
Subject to the provisions of the law, the general meeting is entitled to assume authorities granted to another organ in the Company, including the Board of Directors, for a particular matter or for a given period of time.

If the general meeting has assumed authorities granted to the Board of Directors in accordance with the Companies Law, the shareholders shall bear the same rights, obligations, and liability as apply to the Board of Directors regarding the exercising of those same authorities, as detailed in Article 50 of the Companies Law, as this shall be amended from time to time.

12.	Convening of General Meetings

12.1
General meetings shall be convened at least once a year at such a venue and on such a date as shall be determined by the Board of Directors, and subject to the provisions of the law, but not later than 15 months after the previous general meeting. These general meetings shall be called “annual meetings.” The remaining meetings of the Company shall be called “extraordinary meetings.”

12.2
The agenda at the annual meeting shall include discussion of the report of the Board of Directors and financial statements as required by law. The annual meeting shall appoint an auditing accountant; shall appoint the directors in accordance with these Articles; and shall discuss all other matters to be discussed at the annual meeting of the Company in accordance with these Articles or in accordance with the Companies Law, as well as any other matter as shall be determined by the Board of Directors.

12.3
The Board of Directors is entitled to convene an extraordinary meeting in accordance with its decision, and must convene a general meeting if a written request is received from any of the following (hereinafter – “Request to Convene:”)

12.3.1	Two directors or one-fourth of the incumbent directors; and/or

12.3.2	One or more shareholders holding at least five percent of the issued capital and at least one percent of the voting rights in the Company; and/or

12.3.3	One or more shareholders holding at least five percent of the voting rights in the Company.

12.4
Any Request to Convene must specify the goals for whose purpose the meeting is to be convened, and shall be signed by those requesting the convening and delivered at the Company’s registered office. The request may consist of a number of documents of identical format, each signed by one or more individuals making the request.

12.5
A Board of Directors required to convene an extraordinary meeting shall convene such meeting within twenty-one days from the date on which the Request to Convene was submitted thereto, for a date determined in an invitation in accordance with section 12.6 below and subject to any law.

12.6
Notification of the members of the Company regarding the convening of a general meeting shall be published or delivered to all the shareholders registered in the registry of shareholders in the Company in accordance with the requirements of the law. The notification shall include the agenda, the proposed decisions, and arrangements regarding voting in writing.

13.	Discussion at General Meetings

13.1
The discussion at the general meeting shall be opened only if a legal quorum is present at the time the discussion begins. A legal quorum is the presence of at least two shareholders holding at least 25 percent of the voting rights (including presence by means of proxy or through a letter of voting) within one half-hour from the time specified for the opening of the meeting.

13.2
If, at the end of one half-hour from the time specified for the opening of the meeting, no legal quorum is present, the meeting shall be postponed by one week, to the same day, the same hour, and the same venue, or to a later date, if specified on the invitation to the meeting or in the notification of the meeting (hereinafter – “the Postponed Meeting.”) Notification and invitation regarding a Postponed Meeting postponed for a period of not more than 21 days shall be made not later than seventy-two hours prior to the Postponed Meeting. Notification of a Postponed Meeting shall be made as stated in section 12.6, mutatis mutandis.

13.3	The legal quorum for commencing a Postponed Meeting shall be any number of participants.

13.4
The chairperson of the Board of Directors shall serve as the chairperson of the general meeting. If the chairperson of the Board of Directors is absent from the meeting after 15 minutes from the time specified for the meeting, or if he refuses to serve as the chairperson of the meeting, the chairperson shall be elected by the general meeting.

13.5
A general meeting with a legal quorum is entitled to decide on the postponement of the meeting to another date and to such venue as shall be determined and, in this case, notifications and invitations to the Postponed Meeting shall be made as stated in section 13.2 above.

14.	Voting at a General Meeting

14.1
A shareholder in the Company shall be entitled to vote at general meetings in person or by means of a proxy or a letter of voting.

Shareholders entitled to participate in and vote at the general meeting are the shareholders as of such date as shall be determined by the Board of Directors in the decision to convene the general meeting, and subject to any law.

14.2	In any vote, each shareholder shall have a number of votes equivalent to the number of shares in their possession entitling the holder to a vote.

14.3	A decision at the general meeting shall be taken by an ordinary majority unless another majority is determined in the Companies Law or in these Articles.

14.4
The declaration by the chairperson of the meeting that a decision has been adopted unanimously or by a given majority, or rejected or not adopted by a given majority, shall constitute prima facie evidence of the content thereof.

14.5	If the votes at the meeting are equally divided, the chairperson of the meeting shall not have an additional or casting opinion and the decision presented for voting shall be rejected.

14.6
Subject to any law, the shareholders in the Company are entitled to vote in any matter on the agenda of a general meeting (including type meetings) by means of a letter of voting, provided that the Board of Directors, subject to any law, has not negated in its decision to convene the general meeting the possibility of voting by means of a letter of voting on that matter.

If the Board of Directors has prohibited voting by means of a letter of voting, the fact of the negation of the possibility of voting by means of a letter of voting shall be stated in the notification of the convening of the meeting in accordance with section 12.6 above.

14.7
A shareholder is entitled to state the manner of his vote in the letter of voting and to deliver this to the Company up to 48 hours prior to the time of commencement of the meeting. A letter of voting stating the manner of voting of the shareholder reaching the Company at least 48 hours prior to the time of commencement of the meeting shall be considered tantamount to presence at the meeting, including for the matter of the presence of the legal quorum as stated in section 13.1 above.

14.8
Appointment of a proxy shall be in writing, signed by the appointer (hereinafter – “Power of Attorney.”) A corporation shall vote by means of its representatives, who shall be appointed in a document signed properly by the corporation (hereinafter – “Letter of Appointment.”)

14.9
A vote in accordance with the conditions of a Power of Attorney shall be lawful even if the appointer dies before the voting, or becomes legally incompetent, is liquidated, becomes bankrupt, nullifies the Letter of Appointment, or transfers the share regarding which it was given, unless written notification is received at the Company’s office prior to the meeting that the shareholder has died, become legally incompetent, been liquidated, become bankrupt, or has nullified the Letter of Appointment or transferred the shares as stated.

14.10
The Letter of Appointment and the Power of Attorney, or a copy authorized by an attorney, shall be deposited at the Company’s registered offices at least forty eight (48) hours prior to the time determined for the meeting or for the Postponed Meeting at which the person mentioned in the document intends to vote in accordance therewith.

14.11
A shareholder in the Company shall be entitled to vote at the Company’s meetings by means of several proxies appointed thereby, provided that each proxy shall be appointed on account of different sections of the shares held by the said shareholder. There shall be no impediment to each proxy as stated voting in a different manner in the Company’s meetings.

14.12
If a shareholder is legally incompetent, he is entitled to vote by means of his trustees, the recipient of his assets, his natural guardian or other legal guardian, and these are entitled to vote in person or by proxy or a Letter of Voting.

14.13
When two or more persons are the joint owners of a share, in a vote on any matter the vote of the person whose name is registered first in the registry of shareholders as the owner of that share shall be accepted, whether in person or by proxy, and he is entitled to deliver Letters of Voting to the Company.

15.	The Board of Directors

The Board of Directors shall set the Company’s policy, supervise the execution of the functions and actions of the general director, and, within this, shall act and shall enjoy all the authorities detailed in Article 92 of the Companies Law. In addition, any authority not granted in the Companies Law or in these Articles to another organ may be exercised by the Board of Directors, in addition to the authorities and functions of the Board of Directors in accordance with the content of any law.

16.	Appointment of the Board of Directors and Cessation of Office Thereof

16.1
The number of directors in the Company shall be determined from time to time by the annual general meeting, provided that this shall not be fewer than 5 and not more than 10 directors, including external directors. The number of external directors in the Company shall not be less than the number determined in the Companies Law.

16.2
The directors in the Company shall be elected at an annual meeting and/or an extraordinary meeting, and shall serve in their office for so long as they have not been replaced by the shareholders of the Company at an annual meeting and/or at an extraordinary meeting, or until they cease to serve in their office in accordance with the provisions of the Articles or any law, whichever is the earlier.

16.3
In addition to the content of section 16.2 above, the Board of Directors is entitled to appoint a director in place of a director whose position has become vacant and/or by way of an addition to the Board of Directors, subject to the maximum number of directors on the Board of Directors as stated in section 16.1 above. The appointment of a director by the Board of Directors shall remain valid through the next annual meeting or until the director shall cease to serve in their office in accordance with the provisions of these Articles or of any law, whichever is the earlier.

16.4
A director whose period of office has expired may be reelected, with the exception of an external director, who may be reelected for an additional period of office subject to the provisions of the law.

16.5
The office of a director shall commence on the date of their appointment by the annual meeting and/or the extraordinary meeting and/or the Board of Directors, or on a later date if this date is determined in the decision of appointment of the annual meeting and/or the extraordinary meeting and/or the Board of Directors.

16.6
The Board of Directors shall elect one of its members as the chairperson of the Board of Directors. The elected chairperson shall run the meetings of the Board of Directors and shall sign the minutes of the discussion. If no chairperson is elected, or if the chairperson of the Board of Directors is not present after 15 minutes from the time set for the meeting, the directors present shall choose one of their number to serve as the chairperson at that meeting, and the chosen member shall run the meeting and sign the minutes of the discussion.

The chairperson of the Board of Directors shall not be the general director of the Company unless the conditions stipulated in Article 121(C) of the Companies Law apply.

16.7
The general meeting is entitled to transfer any director from their office prior to the end of the period of their office, inter alia whether the director was appointed thereby in accordance with section 16.2 above or was appointed by the Board of Directors in accordance with section 16.3 above, provided that the director shall be given a reasonable opportunity to state their case before the general meeting.

16.8
Any director is entitled, with the agreement of the Board of Directors, to appoint a substitute for themselves (hereinafter – “a Substitute Director,”) provided that a person who is not competent shall not be appointed to serve as a Substitute Director, nor a person who has been appointed as a Substitute Director for another director and/or a person who is already serving as a director in the Company.

The appointment or cessation of office of a Substitute Director shall be made in a written document signed by the director who appointed him; in any case, however, the office of a Substitute Director shall be terminated if one of the cases stipulated in the paragraphs in section 16.9 below shall apply, or if the office of the member of the Board of Directors for whom he serves as a substitute shall become vacant for any reason.

A Substitute Director is considered tantamount to a director and all the legal provisions and the provisions of these Articles shall apply, with the exception of the provisions regarding the appointment and/or dismissal of a director as established in these Articles.

16.9	The office of a director shall become vacant in any of the following cases:

16.9.1	He resigns from his office by means of a letter signed in his hand, submitted to the Company and detailing the reasons for his resignation;

16.9.2	He is removed from his office by the general meeting;

16.9.3	He is convicted of an offense as stated in Article 232 of the Companies Law;

16.9.4	In accordance with a court decision as stated in Article 233 of the Companies Law;

16.9.5	He is declared legally incompetent;

16.9.6	He is declared bankrupt and, if the director is a corporation – it opted for voluntary liquidation or a liquidation order was issued against it.

16.10
In the event that the position of a director becomes vacant, the remaining directors shall be entitled to continue to act, provided the number of directors remaining shall not be less than the minimum number of directors as stated above in section 16.1 above. If the number of directors falls below the above-mentioned minimum number, the remaining directors shall be entitled to act solely in order to fill the place of the director that has become vacant as stated in section 16.3 above, or in order to convene a general meeting of the Company, and pending the convening of the general meeting of the Company as stated they may act to manage the Company’s affairs solely in matters that cannot be delayed.

16.11	The conditions of office of the members of the Board of Directors shall be authorized in accordance with the provisions of the Companies Law.

17.	Meetings of the Board of Directors

17.1	The Board of Directors shall convene for a meeting in accordance with the needs of the Company, and at least once every three months.

17.2
The chairperson of the Board of Directors is entitled to convene the Board at any time. In addition, the Board of Directors shall hold a meeting on such subject as shall be specified in the following cases:

17.2.1	In accordance with the request of two directors; however, if at the time the Board of Directors comprises five directors or less – in accordance with the request of one director;

17.2.2
In accordance with the request of one director if, in his request to convene the Board, he states that he has learned of a matter in the Company ostensibly entailing a violation of the law or infringement of proper business practice;

17.2.3	If a general director has been appointed in the Company or if a notification or report by the general director require an action on the part of the Board of Directors;

17.2.4
If the auditing accountant has informed the chairperson of the Board of Directors – or, in the event that no chairperson was appointed for the Board of Directors, has informed the Board of Directors – of substantial defects in the accounting control of the Company.

17.3
Notification of the meeting of the Board of Directors shall be delivered to all members of the Board at least three days prior to the date of convening of the Board, or with shorter prior notice insofar as the chairperson of the Board decided that, in the circumstances of the matter, it is vital and reasonable to convene the Board of Directors with notice shorter than three days. Notification shall be delivered to the address of the director as forwarded to the Company in advance, and shall stipulate the time of the meeting and the venue at which it shall convene, as well as reasonable detail of all subjects on the agenda.

Notwithstanding the above, the Board of Directors is entitled to convene a meeting without notification, with the consent of all the directors.

17.4
The agenda of the meetings of the Board of Directors shall be determined by the chairperson of the Board and shall include: Subjects determined by the chairperson of the Board; subjects deriving from the report of the general director and/or the auditing accountant; any subject a director of the general director have requested of the chairperson of the Board to include on the agenda, at least two days prior to the convening of the meeting of the Board.

If no chairperson has been appointed for the Board of Directors, the agenda for the meetings of the Board shall be determined by the directors in such manner that each director shall send to the Company, at least two days before the convening of the meeting of the Board, the subjects that, in his opinion, should be included in the meeting of the Board. The agenda for the meetings of the Board shall also include subjects deriving from the report of the general director and/or the auditing accountant.

17.5
The details of the subjects on the agenda as stated in section 17.4 above do not prevent discussion of a subject or subjects not mentioned in the notification of the meeting of the Board of Directors (hereinafter: “a New Subject.”)

If a New Subject is discussed at the meeting of the Board of Directors, a director not present at the meeting of the Board of Directors at which the New Subject was discussed may express in writing his opposition to the decision and/or request that the subject be discussed again, within three days from the date on which he received a copy of the decision. If a further discussion is requested as stated, this shall be held by the Board of Directors on such date as shall determined by the chairperson of the Board of Directors or, in his absence, by the Board of Directors, and not later than seven days after the receipt of the request. However, the objection of the director to the decision on the New Subject shall not impair the validity of actions regarding third parties undertaken on the basis thereof.

17.6
The legal quorum for the commencement of a meeting of the Board of Directors shall be a majority of the members of the Board of Directors. If, at the end of one half-hour from the time set for the commencement of the meeting, no quorum is present, the meeting shall be postponed to another date as decided by the chairperson of the Board, or, in his absence, by the directors present at the convened meeting, provided that prior notification of three days shall be given to all directors regarding the date of the Postponed Meeting. The legal quorum for the opening of a Postponed Meeting shall be any number of participants.

17.7	The Board of Directors is entitled to hold meetings by use of any means of communication, providing that all the participating directors can hear each other simultaneously.

17.8
The Board of Directors is entitled to take decisions without actually convening, provided that all the directors entitled to participate in the discussion and to vote on the subject brought for decision agree thereto. If decisions are made as stated in this section, the chairperson of the Board of Directors shall record minutes of the decisions stating the manner of voting of each director on the subjects brought for decision, as well as the fact that all the directors agreed to take the decision without convening.

18.	Voting on the Board of Directors

18.1	Each director shall have one vote when voting on the Board of Directors.

18.2
Decisions of the Board of Directors shall be taken by a majority vote. The chairperson of the Board of Directors shall not have any additional or casting opinion, and in the event of a tie vote, the decision brought for voting shall be rejected.

19.	Committees of the Board of Directors

19.1
The Board of Directors is entitled to establish committees and to appoint members thereto (hereinafter – “the Committees of the Board of Directors.”) If Committees of the Board of Directors are established, the Board of Directors shall determine, in the conditions of empowerment thereof, whether specific authorities of the Board of Directors shall be delegated to the Committees of the Board of Directors, in such manner that the decision of the Committee of the Board of Directors shall be considered tantamount to a decision of the Board of Directors, or whether the decision of the Committee of the Board of Directors shall merely constitute a recommendation, subject to the authorization of the Board of Directors; provided that authorities to make decisions in the matters stated in Article 112 of the Companies Law shall not be delegated to a committee.

19.2
A person who is not a director shall not serve in a Committee of the Board of Directors to which the Board of Directors has delegated authorities. Persons who are not members of the Board of Directors may serve in a Committee of the Board of Director whose function is merely to advise or submit recommendations to the Board of Directors.

19.3
The provisions included in these Articles relating to the meetings of the Board of Directors and voting therein shall apply, mutatis mutandis and subject to the decisions of the Board of Directors regarding the procedures for the meetings of the committee (if any), to any Committee of the Board of Directors comprising two or more members.

20.	Audit Committee

20.1
The Board of Directors of the Company shall appoint an audit committee from among its members. The number of members of the audit committee shall be not less than three, and any external director may be a member thereof. The chairperson of the Board of Directors or any director employed by the Company, or providing it with services on a regular basis, or a controlling shareholder in the Company, or a relative thereof shall not be appointed to the committee.

20.2	The functions of the audit committee shall be –

20.2.1
To identify defects in the business management of the Company, inter alia through consultation with the internal auditor of the Company or the auditing accountant, and to propose methods to the Board of Directors for correcting these;

20.2.2	To decide whether to authorize actions and transactions requiring the authorization of the audit committee in accordance with the Companies Law.

21.	General Director

The Board of Directors of the Company shall appoint a general director, and is entitled to appoint more than one general director. The general director shall be responsible for the routine management of the Company’s affairs within the framework of the policy set by the Board of Directors and subject to its  guidelines.

22.	Exemption, Insurance, and Indemnification

Subject to the provisions of the Companies Law and the Israeli Securities law, 5728-1968 (the “Israeli Securities Law”), the Company may:

22.1
enter into a contract for the insurance of the liability, in whole or in part, of any of its “Office Holders” (as defined in the Companies Law) with respect to an obligation imposed on such Office Holder due to an act performed by the Office Holder in the Office Holder’s capacity as an Office Holder of the Company arising from any of the following:

22.1.1 a breach of duty of care to the Company or to any other person;

22.1.2 a breach of the duty of loyalty to the Company provided that the Office Holder acted in good faith and had reasonable grounds to assume that the act would not harm the interests of the Company;

22.1.3 a financial liability imposed on such Office Holder in favor of any other person:

22.1.4 reasonable litigation expenses, including attorneys fees, incurred by the Office Holder as a result of an ongoing administrative enforcement proceeding instituted against him in accordance with the Israeli Securities Law. Without derogating from the generality of the foregoing, such expenses will include, and the Company may procure insurance for, a payment imposed on the Office Holder in favor of an injured party as set forth in Section 52CIV(a)(1)(a) of the Israeli Securities Law and expenses that the Office Holder incurred in connection with a proceeding under Chapters VIII”3, VIII”4 or IX”1 of the Israeli Securities Law, including reasonable legal expenses, which term includes attorney fees; and

22.1.5 any other incident for which it is or shall be permitted to insure the liability of an officer.

22.2
undertake, in advance to indemnify, or may indemnify retroactively, an Office Holder of the Company with respect to any of the following liabilities or expenses that arise from an act performed by the Office Holder by virtue of being an Office Holder of the Company:

22.2.1 a financial liability imposed on an Office Holder in favor of another person by any judgment, including a judgment given as a result of a settlement or an arbitrator’s award which has been confirmed by a court;

22.2.2 reasonable litigation expenses including attorney’s fees, incurred by him as a result of an investigation or proceeding instituted against him by an authority empowered to conduct an investigation or proceedings, which are concluded without the filing of an indictment against the Office Holder and without the levying of a monetary obligation in lieu of criminal proceedings upon the Office Holder, or which are concluded without the filing of an indictment against the Office Holder but with levying a monetary obligation in substitute of such criminal proceedings upon the Office Holder for a crime that does not require proof of criminal intent; or in connection with an administrative enforcement proceeding or a financial sanction. Without derogating from the generality of the foregoing, such expenses will include, and the Company may undertake to indemnify an Office Holder of the Company as aforesaid, for a payment imposed on the Office Holder in favor of an injured party as set forth in Section 52LIV(a)(1)(a) of the Israeli Securities Law and expenses that the Office Holder incurred in connection with a proceeding under Chapters VIII”3, VIII”4 or IX’1 of the Israeli Securities Law, including reasonable legal expenses, which term includes attorney fees; and

22.2.3 reasonable litigation expenses, including attorney’s fees, expended by an Office Holder or which were imposed on an Office Holder by a court in proceedings filed against the Office Holder by the Company or in its name or by any other person or in a criminal charge on which the Office Holder was acquitted or in a criminal charge on which the Office Holder was convicted for an offense which did not require proof of criminal intent; and

22.2.4 any other obligation or expense for which it is or shall be permitted to indemnify an officer, provided however, that in the event the Company wishes to indemnify an Office Holder in advance for financial liabilities under Article 22 it may only do so if the undertaking to indemnify the Office Holder for such liabilities was restricted to those events that the Board may deem foreseeable in light of the Company’s actual activities, at the time of giving of such undertaking, and to a specific sum or a reasonable criterion under such circumstances as determined by the Board.

23.    Subject to the provisions of the Law and the Israeli Securities Law, the Company hereby releases, in advance, its Office Holders from liability to the Company for damage that arises from the breach of the Office Holder’s duty of care to the Company.

24.    The provisions of Articles 22 and 23 are not intended, and shall not be interpreted, to restrict the Company in any manner in respect of the procurement of insurance or in respect of indemnification (i) in connection with any person who is not an Office Holder, including, without limitation, any employee, agent, consultant or contractor of the Company who is not an Office Holder, or (ii) in connection with any Office Holder to the extent that such insurance and/ or indemnification is not specifically prohibited under the Companies Law; provided that the procurement of any such insurance or the provision of any such indemnification shall be approved by the Board. Any modification of Articles 22 through 24, and any amendment to the Companies Law, the Israeli Securities Law or any other applicable law, shall be prospective in effect and shall not affect the Company’s obligation or ability to indemnify an Office Holder for any act or omission occurring prior to such modification or amendment, unless otherwise provided by the Companies Law, the Israeli Securities Law or such applicable law.

25.	Internal Auditor

25.1
The Board of Directors of the Company shall appoint an internal auditor in accordance with the proposal of the audit committee. A person who is an interested party in the Company, an office holder therein, or the relative or either of the above, as well as the auditing accountant or any person on his behalf, shall not serve as an internal auditor in the Company.

25.2
The Board of Directors shall determine which office holder shall be organizationally accountable for the internal auditor and, in the absence of such determination; this shall be the chairperson of the Board of Directors.

25.3
The internal audit plan prepared by the auditor shall be submitted to the audit committee for authorization; however, the Board of Directors is permitted to determine that the plan shall be submitted to the Board of Directors for authorization.

26.	Auditing Accountant

26.1
The general meeting shall appoint an auditing accountant for the Company. The auditing accountant shall service in his office through the end of the following annual meeting, or for a longer period as determined by the annual meeting, provided that the period of office shall not be extended beyond the end of the third annual meeting following that at which he was appointed.

26.2
The fee of the auditing accountant for the auditing operations shall be determined by the Board of Directors. The Board of Directors shall report to the annual meeting on the fee of the auditing accountant.

27.	Signing in the Company’s Name

27.1	The rights to sign in the Company’s name shall be determined from time to time by the Board of Directors of the Company.

27.2	The Company’s authorized signatory shall do so together with the Company’s stamp, or alongside its printed name.

28.	Dividend and Benefit Shares

28.1	The decision by the Company to allocate a dividend and/or to allocate benefit shares shall be taken by the Company’s Board of Directors.

28.2
Unless determined otherwise by the Board of Directors, it shall be permitted to pay any dividend by way of check or payment order to be sent by mail in accordance with the registered address of the shareholder or the personal eligible thereto or, in the case of joint registered owners of the same share, to that shareholder whose name is mentioned first in the registry of shareholders with regard to the joint ownership. Any such check shall be made out to order of the person to whom it is sent. A receipt from a person whose name, as of the date of declaration of the dividend, is registered in the registry of shareholders as the owner of any share or, in the case of joint owners, of one of the joint owners, shall serve as authorization regarding all payments made in connection with that share and regarding which the receipt was received.

28.3
For the purpose of executing any decision in accordance with the provisions of this section, the Board of Directors is entitled to resolve as it sees fit any difficulty that emerges regarding distribution of the dividend and/or the benefit shares, including determining the value for the purpose of the said division of certain assets, and to determine that payments in cash shall be made to members on the basis of the value so determined; to determine provisions regarding fractions of shares; or to determine that sums of less than NIS 50 shall not be paid to a shareholder.

29.	Redeemable Securities

The Company is entitled, subject to any law, to issue redeemable securities on such conditions as shall be determined by the Board of Directors, provided that the general meeting shall approve the recommendation of the Board of Directors and the conditions established thereby.

30.	Donations

The Company is entitled to donate a reasonable sum of money for a fit purpose. The Board of Directors of the Company is entitled to determine, at its discretion, rules for the making of donations by the Company.

31.	Accounts

31.1	The Company shall maintain accounts and shall prepare financial statements in accordance with the Securities Law and in accordance with any law.

31.2	The account ledgers shall be held at the Company’s registered offices or in any other place as the directors shall see fit, and shall always be open for inspection by the directors.

32.	Notifications

32.1
Subject to any law, a notification or any other document that shall be delivered by the Company, and which it is entitled or required to issue in accordance with the provisions of the Articles and/or the Companies Law, the Securities Law, or any law, shall be delivered by the Company to any person in one of the following manners as decided by the Company in each individual case: (A) By dispatch by registered mail in a letter addressed in accordance with the registered address of that shareholder in the registry of shareholders, or in accordance with such address as stated by the shareholder in a letter to the Company as the letter for the delivery of notifications or other documents; or (B) By dispatch by facsimile in accordance with the number stated by the shareholder as the number for the delivery of facsimile notifications; or (C) By way of publication in two daily newspapers appearing in Israel; or (D) By way of publication in the distribution site of the Securities Authority and the Tel Aviv Stock Exchange Ltd.

32.2
Any notification to be made to shareholders shall be made, regarding jointly owned shares, to that person whose name is mentioned first in the registry of shareholders as the holder of that share, and any notification made in this manner shall be sufficient notification for the holders of that share.

32.3
Any notification or other document sent in accordance with the provisions of section 30.1 above shall be considered to have reached its destination: (A) Within 3 business days – if sent by registered mail in Israel; or (B) On the first business day after its dispatch, if delivered by hand or sent by facsimile; or (C) On the date of publication, if published in a newspaper or on the distribution site of the Securities Authority and the Tel Aviv Stock Exchange Ltd.

In proving delivery, it shall be sufficient to prove that the letter sent by mail included the notification and that the document was addressed properly and was delivered to the post office as a letter bearing stamps, or as a registered letter bearing stamps, and, regarding a facsimile, it shall be sufficient to produce a dispatch confirmation sheet from the dispatching facsimile machine.

32.4	Any record made in an ordinary manner in the company’s registry shall be considered prima facie evidence of dispatch as recorded in that registry.

32.5
When it is necessary to provide prior notification of a certain number of days, or when notification is valid for a certain period, the date of delivery shall be included in reckoning the number of days or the period.

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[The Articles were adopted on November 29, 2007 and revised pursuant to the Annual
General Meeting held on May 15, 2012]